Exhibit 10.51

HERBALIFE LTD.
2023 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

This Stock Appreciation Right Agreement (this “Agreement”) is dated as of March 25, 2024 (the “Grant Date”) and is between Herbalife Ltd. (referred to herein as the “Company”) and John DeSimone (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders, established the Herbalife Ltd. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”);

WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries pursuant to the Employment Agreement, effective as of March 17, 2024, by and among Participant, Herbalife International of America, Inc. and Herbalife Ltd. (as may be amended from time to time, the “2024 Employment Agreement”), and the Company desires to encourage Participant to own Common Stock for the purposes stated in Section 1 of the Plan; and

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Appreciation Right Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.
Grant.
(a)
The Company hereby grants to the Participant an Award of 1,532,769 Stock Appreciation Rights (the “Award”) in accordance with Section 9 of the Plan and subject to the terms and conditions set forth herein and in the Plan. Each Stock Appreciation Right represents the right to receive, upon exercise of the Stock Appreciation Right pursuant to this Agreement, from the Company, a payment, paid, in the sole discretion of the Committee, in either cash or shares of Common Stock, equal to (i) the excess of the Fair Market Value, on the date of exercise, of one share of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan) over the Base Price (as defined below) of the Stock Appreciation Right, divided by (ii) the Fair Market Value, on the date of exercise, of one share of Common Stock, subject to terms and conditions set forth herein and in the Plan.
(b)
The “Base Price” for the Stock Appreciation Right shall be $9.33 per share (subject to adjustment as set forth in Section 15 of the Plan).
(c)
Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.
2.
Time for Exercise. Subject to Paragraph 3 below, the Award shall become vested in accordance with the following schedule: (i) 50% of the Award shall become vested and exercisable on the first anniversary of the Grant Date, subject to Participant’s continuous service as an employee; and (ii) 50% of the Award shall become vested and exercisable on the second anniversary of the Grant Date, subject to Participant’s continuous service as an employee (each of (i) and (ii), a “Vesting Date” and, the Vesting Dates together, the “Vesting Period”).
3.
Expiration. The Award shall expire on the tenth (10th) anniversary of the date hereof (the “Expiration Date”); provided, however, that the Award may earlier terminate as provided in this Paragraph 3 and/or in Section 15 of the Plan.
(a)
If Participant is terminated as Chief Financial Officer by the Company without Cause (as defined below) other than as described in Paragraph 3(c) or due to Participant’s death or disability (as such term is defined in Section 22(e) of the Code), then a pro-rated portion of the Award shall vest and become exercisable based on the number of full months Participant was providing continuous service as an employee during the Vesting Period, contingent upon Participant executing a general release of claims in favor of the Company and its Subsidiaries and such release becoming effective and irrevocable in accordance with its terms, and the remaining unvested portion of the Award will be forfeited.
(b)
If Participant voluntarily resigns as Chief Financial Officer prior to the second anniversary of the Grant Date or is terminated for Cause, then the Award, to the extent unvested, will be forfeited.
(c)
In accordance with and subject to Section 15 of the Plan, in the event Participant is involuntarily terminated within twenty-four (24) months following a Change in Control (as defined in the Plan), the Award shall be subject to acceleration as provided in Section 15(c) of the Plan.
(d)
For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following acts or circumstances: (i) Participant’s conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or any of its Subsidiaries; (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (iii) performance of Participant’s duties in a manner that is detrimental to the Company or any of its Subsidiaries, including, but not limited to that which results in, the severe deterioration of the financial performance of the Company or any of its Subsidiaries; (iv) failure to adhere to the reasonable/lawful directions of the Board, to adhere to the Company’s or any Subsidiary’s policies or practices or to devote substantially all of Participant’s business time and efforts to the business of the Company; (v) breach of any provision of any agreement, including the 2024 Employment Agreement, between Participant and the Company or any of its Subsidiaries, which covers confidentiality or proprietary information or contains non-solicitation or non-competition provisions; or (vi) breach in any material respect of the terms and provisions of the 2024 Employment Agreement or any agreement between Participant and the Company or any of its Subsidiaries.
4.
Method of Exercise. The Award may be exercised by delivery to the Company (attention: Corporate Secretary) of a notice of exercise in the form specified by the Company specifying the number of shares with respect to which the Award is being exercised or in such other manner permitted by the Company.

5.
Fractional Shares. No fractional shares may be received upon any exercise.
6.
Compliance With Legal Requirements.
(a)
The Award shall not be exercisable and no cash payment or Common Stock shall be issued or transferred pursuant to this Agreement or the Plan unless and until the Tax Withholding Obligation (as defined below), and all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been satisfied. Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Stock under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Stock issued pursuant to the exercise of the Award, or (iv) obtaining the consent or approval of any governmental regulatory body.
(b)
Participant understands that the Company is under no obligation to register for resale the Common Stock issued upon exercise of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Award and/or any resales by Participant or other subsequent transfers by Participant of any Common Stock issued as a result of the exercise of the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Stock underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agents for exercising the Award and/or for such resales or other transfers. The sale of the shares underlying the Award must also comply with other applicable laws and regulations governing the sale of such shares.
7.
Shareholder Rights. Participant shall not be deemed a shareholder of the Company with respect to any of the Common Stock subject to the Award, except to the extent that such shares shall have been purchased by and transferred to Participant.
8.
Withholding Taxes.
(a)
Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company may take with respect to any tax withholding obligations that arise in connection with the Award, and Participant acknowledges and agrees that all taxes owed in connection with the Award may exceed the amount actually withheld by the Company, if any. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award or the subsequent sale of Common Stock issuable pursuant to the Award or the receipt of any dividends or dividend equivalent rights. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability or achieve a particular tax result.
(b)
Prior to any event in connection with the Award (e.g., vesting or settlement in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. Notwithstanding the foregoing, (i) if the Award is settled in cash, any Tax Withholding Obligations will be satisfied by the Company withholding cash in an amount equal to such Tax Withholding Obligations, and (ii) if the Award is settled in Common stock, any Tax Withholding Obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under the Award that the Company determines has a Fair Market Value sufficient to meet the Tax Withholding Obligations, unless Participant otherwise satisfies such Tax Withholding Obligations in a manner satisfactory to the Company.
9.
Assignment or Transfer Prohibited. The Award may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of Participant only by Participant or Participant’s guardian or legal representative. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar processes. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.
10.
Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee (including any subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. All decisions by the Committee shall be final and binding.
11.
Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. Except as expressly otherwise provided herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.
12.
Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
13.
No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment or other service with the Company or any of its subsidiaries or affiliates.
14.
Data Privacy. Participant understands that the Company and one or more of its Subsidiaries or affiliates may collect, maintain, process and disclose certain personal information about Participant for the exclusive purpose of implementing, administering and, managing the Plan. Such information may include, but is not limited to: Participant’s name, home address, email address, telephone number, date of birth, social insurance number, compensation, job title, any shares of Common Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor. Participant further understands that such personal information will be transferred to one or more third parties selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that such data will be held only as long as is necessary to implement, administer and manage his participation in the Plan, including to maintain records regarding participation.
15.
Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company reasonably may request in order to carry out the intent or accomplish the purposes of this Agreement and the Plan.
16.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award made under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn by Participant. If the attempted electronic delivery of such documents fails, Participant will be provided with a paper copy of the documents. Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him by contacting the Company by telephone or in writing. Participant may revoke his consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
17.
Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
18.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.
Insider Trading Restrictions. Participant acknowledges that Participant is subject to insider trading laws and regulations which may affect his ability to accept, acquire, sell or otherwise dispose of Common Stock or rights to Common Stock (e.g., Stock Units or Stock Appreciation Rights) during such times Participant is considered to have “material nonpublic information” regarding the Company as defined in U.S. federal and state securities laws and regulations. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Compliance Policy. Participant acknowledges that it is his responsibility to comply with all applicable insider trading laws and regulations and to review the Company’s Insider Trading Compliance Policy and comply with the restrictions therein. Participant is advised to review the Company’s Insider Trading Policy and speak to his personal advisor on this matter.
20.
No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
21.
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

/s/ John DeSimone	/s/ Michael O. Johnson

John DeSimone	Michael O. Johnson
Chairman and CEO